Exhibit 99(r)(2)

CAREY CREDIT ADVISORS, LLC

CODE OF ETHICS AND
STATEMENT ON THE PROHIBITION OF INSIDER TRADING

March 2015

CODE OF ETHICS AND
STATEMENT ON THE PROHIBITION OF INSIDER TRADING

INTRODUCTION
Ethics are important to Carey Credit Advisors, LLC (the “Adviser”, “our”, “us”, or “we”) and to its management. The Adviser is committed to the highest ethical standards and to conducting its business with the highest level of integrity.
All officers, principals and employees of the Adviser are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Ethics and Statement on the Prohibition of Insider Trading (collectively, the “Code”). If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with the Adviser’s Chief Compliance Officer or any member of the Adviser’s management, or follow the procedures outlined in applicable sections of this Code.
The Adviser is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Adviser acts as the investment adviser to Carey Credit Income Fund (“CCIF”), a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Adviser may, subject to any limitations described in the investment advisory and administrative services agreement between the Adviser and CCIF, advise other BDCs or investment companies, private investment funds, institutional investors or other persons or entities (collectively with CCIF, “Clients”).
This Code has been adopted by the Adviser and approved by the Board of Trustees of CCIF in accordance with Rule 17j-l(c) under the 1940 Act, Rule 204A-1 under the Advisers Act, and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute. Rule 17j-l of the 1940 Act generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by BDCs if effected by access persons of such companies. Rule 204A-1 of the Advisers Act requires that all Adviser personnel comply with all applicable federal securities laws.
PURPOSE OF THE CODE
This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations to avoid any abuse of position of trust and responsibility;

•	maintain confidentiality of our business activities;

•	assist you in complying with applicable securities laws;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.
Further, it is the policy of the Adviser that no affiliated person of our organization shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by any Client of the Adviser:

•	employ any device, scheme or artifice to defraud such Client;

•	make any untrue statement of a material fact or omit to state to us a material fact in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon us or any Client; or

•	engage in any manipulative practices with respect to our business activities.

All officers, principals and employees of the Adviser, as a condition of employment or continued employment or affiliation with the Adviser, will acknowledge annually, in writing, that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

CODE OF ETHICS
The persons specified in the following discussion will be subject to the provisions of the Code of Ethics (“CofE”).
Scope of the Code of Ethics
In order to prevent the Adviser’s Access Persons, as defined below, from engaging in any of these prohibited acts, practices or courses of business, the Adviser has adopted this CofE which has been approved by the Board of Trustees of CCIF.
Definitions
Access Person. “Access Person” means all officers, principals and employees of the Adviser and any of the Adviser’s Supervised Persons (as defined below) who have access to non-public information regarding any Client’s purchase or sale of a Covered Security (as defined below), or non-public information regarding the portfolio holdings of any Client, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are non-public.
Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.
Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributed economic support.
Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.
Blackout Period. “Blackout Period” shall mean that timeframe in which the Adviser or an Access Person may not engage in trading in an issuer, or its related securities, appearing on the Adviser’s Restricted List as described below.
Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act which means power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities”.
Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.
Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.
Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

Restricted List. The Restricted List identifies those securities which the Adviser or its Access Persons may not trade due to some restriction under the securities laws whereby the Adviser or its Access Persons may be deemed to possess material non-public information (as it is described within the following “Statement on the Prohibition of Insider Trading”) about the issuer of such securities. The Restricted List also includes, inter alia, securities that are 1) on the pipeline of investments the Adviser is considering 2) securities / investments that are currently in the portfolio of holdings of the Adviser’s Client’s; and 3) publicly listed securities of issuers that are contemplated by 1 and 2.
Supervised Person. A “Supervised Person” means any partner, principal, officer, director (or other person occupying a similar status or performing similar functions), or employee of any entity that provides investment advice on behalf of Adviser and is subject to the supervision and control of Adviser.
Standards of Conduct
1.No Access Person or Supervised Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the Adviser or its Clients; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Adviser, or any of its affiliates or Clients, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Adviser and its Clients.
2. Any Access Person recommending or authorizing the purchase or sale of a Covered Security by any Client of the Adviser shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.
3.No Access Person shall dispense any information concerning securities holdings or securities transactions of any of the Adviser’s Clients to anyone outside the Adviser without obtaining prior written approval from our Chief Compliance Officer, or such person or persons as our Chief Compliance Officer may designate to act on his or her behalf. Notwithstanding the preceding sentence, such Access Person or Supervised Person may dispense such information without obtaining prior written approval:

•	when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Adviser and its Clients; or

•	in the ordinary course of his or her duties on behalf of the Adviser.
4.The Adviser owes its Clients a duty of undivided loyalty. As an investment adviser, we have a fiduciary responsibility to our Clients. Clients’ interests must always be placed first. Thus, Adviser personnel must conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any transaction for a Client or otherwise takes unfair advantage of a Client relationship. All personal securities transactions should be conducted consistent with this CofE and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Adviser. All Adviser personnel must adhere to these fundamental principles as well as comply with the specific provisions set forth herein.
Prohibited Transactions
1.General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale that such Covered Security is being considered for purchase or sale by a Client of the Adviser, or is held in the portfolio of a Client of the Adviser, unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

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An Access Person who becomes aware that any Client of the Adviser is considering the purchase or sale of any Covered Security must immediately notify our Chief Compliance Officer of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).

•	An Access Person shall similarly notify our Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

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Once an Access Person becomes aware that any Client of the Adviser is considering the purchase or sale of a Covered Security in its portfolio, such Access Person may not engage in any transaction in such Covered Security (including any security issued by the issuer of such Covered Security).

•	The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.
2.Initial Public Offerings and Limited Offerings. Access Persons of the Adviser must obtain approval from our Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.
3.Securities on the Restricted List. The Restricted List (as defined above) will be distributed as needed to all Access Persons. Access Persons must review the Restricted List prior to engaging in any securities transaction. No Access Persons shall execute a securities transaction in any security issued by an entity that any of the Adviser’s Clients own or are considering for purchase or sale, unless such Access Person shall have obtained prior written approval for such transaction from our Chief Compliance Officer or his designee prior to execution.
4.Blackout Period. No Access Person may trade in the securities appearing on the Restricted List until notified that the entity name no longer appears on the Restricted List, unless the Access Person certifies that he/she does not possess material non-public information related to that issuer/security.
5.Adviser Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to our Chief Compliance Officer when they are involved in the Adviser’s subsequent consideration of an investment in the issuer on behalf of any Client, and the Adviser’s decision or recommendation to purchase such securities on behalf of any Client must be independently reviewed by Access Persons with no personal interest in that issuer.
6.Sales of Covered Security of any Client of Adviser Within One (1) Year of Purchase. Access Persons or Supervised Persons who have purchased a Covered Security of any Client of Adviser is prohibited from selling such Covered Security within one (1) year of purchasing such Covered Security.
W. P. Carey Inc. Issued Securities
This Code covers all Covered Securities and securities that appear on Adviser’s Restricted List, but does not cover securities issued by W. P. Carey Inc. (NYSE Ticker: WPC). All Access Persons, shall be subject to W. P. Carey Inc.’s Statement of Policy Concerning Securities Trading as it relates to shares, options, warrants or any other security issued by W. P. Carey Inc., the ultimate parent company of the Adviser.
Management of the Restricted List
Our Chief Compliance Officer or his or her designee will manage placing and removing names from the Restricted List. Should an Access Person learn of material non-public information concerning the issuer of any security, that information must be provided to our Chief Compliance Officer so that the issuer can be included on the Restricted List. The Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information. The Chief Compliance Officer will maintain this information in a log. Upon the receipt of such information, our Chief Compliance Officer will revise and circulate the Restricted List to all Access Persons.
Any sub-advisers to the Adviser, or affiliated investment advisers, will be directed to advise us when they have obtained information that causes them to be restricted from trading in the securities of any of the names appearing on the Restricted List (as discussed above). This information will be provided to our Chief Compliance Officer who will add the name(s) to the Restricted List and electronically circulate the revised list to Access Persons. Sub-advisers, or affiliated investment advisers, will also be required to notify Adviser’s Chief Compliance Officer if they are restricted from trading in the securities of any of the issuers discussed with Adviser for possible inclusion in the portfolio of any of Adviser’s Clients.
The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of Adviser absent approval of our Chief Compliance Officer or the Chief Executive Officer.
Procedures to Implement the Code of Ethics
The following reporting procedures have been established to assist Access Persons in avoiding a violation of this CofE, and to assist Adviser in preventing, detecting and imposing sanctions for violations of this CofE. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to our Chief Compliance Officer.
All Access Persons are subject to the reporting requirements set forth in the next section, except as follows:

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with respect to transactions effected for, and Covered Securities (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; or

•	those transactions effected pursuant to an Automatic Investment Plan.
Reporting Requirements
Adviser shall appoint a Chief Compliance Officer who shall furnish each officer, principal and employee with a copy of this CofE along with the other sections of the Code, and any amendments, upon commencement of employment by or affiliation with Adviser and annually thereafter.
Each officer, principal and employee is required to certify, through a written acknowledgment, within 10 days of commencement of employment by or affiliation with Adviser, that he or she has received, read and understands all aspects of the Code and recognizes that he or she is subject to the provisions and principles detailed therein. In addition, our Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.
Pre-Clearance Reports
Access Persons of Adviser must obtain approval from our Chief Compliance Officer prior to entering into a transaction in a Limited Offering, Initial Public Offering or any security appearing on the Restricted List.. The pre-clearance form shall include the name of the Access Person, the date, the name of the broker who will execute the transaction, the name of the security, quantity, whether the transaction is a purchase or sale, total anticipated dollar value and any pertinent instructions, i.e., GTC, limit, etc. Where a Access Person is seeking pre-clearance for a security that appears on the Restricted List the Access Persons must certify that he/she does not have material non-public information related to the security or the issuer of the security. There will also be a line for approval or disapproval along with space for comments and the date. In determining whether to approve a transaction in a Limited Offering or Initial Public Offering , the Chief Compliance Officer will consider whether the opportunity to purchase or sell such securities should be first offered to eligible Clients, or whether an Access Person is being offered the opportunity because of his or her position with the Adviser.
If our Chief Compliance Officer does not approve the transaction, the reason for denial must be provided on the pre-clearance form.
Initial Holdings Reports
Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

•	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount; the name of any broker,

dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.
Quarterly Transaction Reports
Each Access Person must, no later than 30 days after the end of each calendar quarter, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. The report must cover all transactions occurring during the calendar quarter most recently ending. The report must contain the following information:
•the date of the transaction;

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the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and
•the date the Access Person submits the report.
With respect to any account established by an Access Person during the reporting quarter in which any Covered Securities were held for the direct or indirect benefit of the Access Person, the Access Person must report (a) the name of the broker, dealer or bank with whom the Access Person established the account, (b) the date the account was established, and (c) the date the report is submitted.
Annual Holdings Reports
Each Access Person must submit to our Chief Compliance Officer or other designated person an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. The Annual Holdings Report must be submitted at least once every 12 month period, on a date to be designated by the Adviser. Our Chief Compliance Officer will notify every Access Person of the date. Each report must include:

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the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
•the date the Access Person submits the report.
Annual Certification of Compliance
All Access Person must annually certify, through a written acknowledgment, to the Chief Compliance Officer that: (1) they have read, understood and agree to abide by this CofE; (2) they have complied with all applicable requirements of this CofE; and (3) they have reported all transactions and holdings that they are required to report under this CofE.

STATEMENT ON THE PROHIBITION OF INSIDER TRADING
Failure by you to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to your future and to the Adviser’s future. The information provided below should provide a useful guide about what constitutes insider trading and material inside information.
Summary of Adviser’s Business Activities
The Adviser is a registered investment adviser under the Advisers Act and serves as the investment adviser to CCIF. CCIF is a business development company established under the 1940 Act and registered with the SEC. CCIF offers individual investors access to debt of privately held companies within the United States, including senior secured loans, second lien secured loans and, to a lesser extent, subordinated loans. Generally, these securities will be issued by private companies that do not have any publicly-traded securities. In certain instances, however, there may be publicly-traded securities available in the marketplace for issuers in which CCIF holds a position.
It is not expected that, in the course of providing advisory services to CCIF and other Clients, the Adviser will receive access to information that is not already in the public domain. However, certain data sources may make information available to Adviser that has not been fully disseminated in the marketplace. If this situation arises and the Adviser has an opportunity to opt to receive the information, the Access Person that encounters this situation will raise the situation with their supervisors and our Chief Compliance Officer to decide whether to opt to receive the information or decline to receive the information. If the decision is made to receive the information, our Chief Compliance Officer will update the Restricted List as it is discussed in the CofE.
In the unlikely event that you come into possession of information that is not publicly available, either through your work with us or outside of the workplace, you will be required to adhere to the Statement on the Prohibition of Insider Trading (the “Statement”) as described in the following pages. You will also be subject to certain reporting requirements in connection with complying with the Adviser’s CofE beginning with the requirement to notify our Chief Compliance Officer.
Background
The securities laws and the rules and regulations of the self‑regulatory organizations are designed to assure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security's price and volume are determined by the free interplay of economic forces. The anti-fraud rules of the federal securities laws prohibit, in connection with the purchase or sale of a security:

•	making an untrue statement of a material fact;

•	omitting to state a material fact necessary to make the statements made not misleading; and

•	engaging in acts, practices or courses of business which would be fraudulent or deceptive.
Violation of these provisions is a crime that may result in imprisonment and can have other very serious repercussions for the Adviser, its Clients and the employee. Violators may be censured by the government or self‑regulatory organizations, suspended, barred from the securities business or fined. In addition, violations may result in liability under the federal securities laws, including the Insider Trading Sanctions Act of 1984 (“ITSA”) and the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”). The Adviser’s actions with respect to any violations will be swift and forceful, since it and its Clients are the victims of any such abuse.
A violation of the Adviser's policies and procedures regarding confidential information, disclosure and the use of confidential information may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation of the Adviser’s policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non‑public information could also result in civil or criminal liability which could lead to imprisonment, fines and/or a requirement of disgorgement of any profits realized, and as a result of the violation, to an injunction prohibiting the violator from being employed in the securities industry. The Adviser may initiate or cooperate in proceedings resulting in such penalties.
Policy
No person to whom the Statement applies, including officers, principals or employees of the Adviser, may trade, either personally or on behalf of others, while in possession of material non-public information, nor may any officer, principal or employee communicate material non-public information to others in violation of the law. This conduct is referred to as “insider information.” Any questions regarding this policy and procedure should be directed to our Chief Compliance Officer.
While the law concerning insider trading is not rigid, it generally is understood to prohibit:

•	trading by an insider, while in possession of material non-public information;

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trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material non-public information to others.
The elements of a claim for insider trading and the penalties for unlawful conduct are described below.
Who is an Insider?
The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result is given access to information solely for the company’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.
What is Material Information?
Trading on information is not a basis for liability unless the information is material. Information generally is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or if the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to dividend changes, earnings estimates not previously disseminated, material changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.
Material information does not have to relate to a company’s business. For example, in Carpenter v. United States 108 S. Ct. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether or not those reports would be favorable.
Any questions that you may have as to whether information is material must be addressed with our Chief Compliance Officer before acting in any way on such information.
What is Non-public Information?
Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Reuters, Bloomberg or a Dow Jones publication or in any other publication of general circulation would, generally, be considered “public”. In certain instances, information disseminated to certain segments of the investment community may be deemed “public”. For example, research communicated through institutional information dissemination services such as First Call would be considered to be “public”. The amount of time since the information was first disseminated ordinarily is a factor regarding whether information is considered public.
Bases for Liability
Described below are circumstances under which a person or entity may be deemed to have traded on inside information, and prohibitions applicable, in particular to investment advisers.
1.Fiduciary Duty Theory. In 1980 the U.S. Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party has a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).
Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: they can enter into a confidential relationship with the company such as, among others, attorneys and accountants (“temporary insiders”) or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his fiduciary duty to the company’s shareholders.
In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.
2.Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In Carpenter v. United States, the Court found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to trade in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.
Penalties for Insider Trading
Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

•	jail sentences;

•	civil injunction;

•	treble damages;

•	disgorgement of profits;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Controlling the Flow of Sensitive Information
The following procedures have been established to assist the officers, principals and employees of the Adviser in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of the Adviser and its Clients or for themselves and to assist the Adviser and its supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every officer, principal and employee of the Adviser must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or the Adviser, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult our Chief Compliance Officer.
1.Identifying Inside Information. Before trading for yourself or others in the securities of a company about which you have what you believe to be inside information, ask yourself the following questions:

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Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is public, you must ask our Chief Compliance Officer prior to trading on, or communicating (except in accordance with the procedures and requirements herein) such information.

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Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions in that regard, you should take the following steps:

•	Report the matter immediately to our Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others.

•	Do not communicate the information inside or outside of Adviser, other than to our Chief Compliance Officer.

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After our Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2.Restricting Access to Material Non-public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.
3.Personal Security Trading. All officers, principals and employees must trade in accordance with the provisions of the CofE as well as this Statement in order to assist Adviser with monitoring for violations of the law.
4.Restricted List. As defined in the CofE, the Adviser’s Chief Compliance Officer will maintain a Restricted List. Disclosure outside of the Adviser as to what issuers and/or securities are on the Restricted List could therefore constitute tipping and is strictly prohibited.
5.Supervision/Investigation. Should our Chief Compliance Officer learn, through regular review of personal trading documents, or from some other source, that a violation of this Code is suspected, our Chief Compliance Officer shall alert the Chief Executive Officer of Adviser. Together these parties will determine who should conduct further investigation, if they determine one is necessary.

ADMINISTRATION OF THE CODE
Our Chief Compliance Officer has overall responsibility for administering the Code and reporting on the administration of and compliance with the Code and related matters to our Chief Executive Officer and the applicable governing bodies of our Clients.
Our Chief Compliance Officer shall review all reports to determine whether any transactions recorded therein constitute violations of the Code. Before making any determination that a violation has been committed by a person subject to the Code, such person shall be given an opportunity to supply additional explanatory material. Our Chief Compliance Officer shall maintain copies of the reports as required by Rule 17j-1(f) under the 1940 Act.
No less frequently than annually our Chief Compliance Officer must furnish to our Chief Executive Officer and the applicable governing bodies of our Clients, as necessary, and our Chief Executive Officer and the applicable governing bodies of our Clients, as necessary, must consider, a written report that describes any issues arising under the Code or its procedures since the last report, including, but not limited to, information about material violations of the Code or its procedures and any sanctions imposed in response to material violations. This report should also certify that the Adviser has adopted procedures reasonably designed to prevent persons subject to the Code from violating the Code.
SANCTIONS FOR CODE VIOLATIONS
All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.
APPLICATION/WAIVERS
All of the officers, principals and employees of the Adviser are subject to this Code.
Insofar as other policies or procedures of the Adviser govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.
RECORDS
The Adviser shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on micrographic media or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the SEC:
1. A copy of this Code and any other code of ethics of Adviser that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;
2.A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
3.A copy of each report made by an Access Person or duplicate account statement received pursuant to the Code, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;
4.A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5.A copy of each report made to our Chief Executive Officer and the applicable governing bodies of our Clients shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and
6.A record of any decision and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.
REVISIONS AND AMENDMENTS
This Code may be revised, changed or amended at any time by the Adviser with the approval of CCIF’s Board of Trustees. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with the provisions.

APPENDIX A
Carey Credit Advisors, LLC (the “Adviser”)

Acknowledgment Regarding
Code Ethics and Statement on the Prohibition of Insider Trading

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of the Adviser’s Code of Ethics and Statement on the Prohibition of Insider Trading (the “Code”), read it, and understand that the Code contains the expectations of the Adviser regarding employee conduct, ethical behavior and the prohibition of trading on insider information. I agree to observe the policies and procedures contained in the Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Chief Compliance Officer or other such designated officer, any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Adviser’s Code of Ethics and Statement on the Prohibition of Insider Trading.

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APPENDIX B
Carey Credit Advisors, LLC (the “Adviser”)
PRE-CLEARANCE FORM
Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering, or to purchase or sell a security issued by an issuer appearing on the Restricted List. Please submit this form to the Chief Compliance Officer at least one (1) business days before the planned investment.
Section One:
Employee Name:_____________________________    Date:______________
Name of Broker Executing Transaction:_____________________________
Issuer/Security Name:_____________________________
Terms of Transaction (purchase or sale, price, quantity, purchaser – individual, joint, entity, etc.):_____________________________
Proposed Transaction Date:_____________________________
How did you learn about this opportunity?

Section Two: Pre-clearance to Trade

☐ I certify that I have confirmed that this holding is not on CCA’s Restricted List; or if it is on the Restricted List I further certify that I have no knowledge of any material non-public information regarding the issuer and/or security.

☐ I certify that I have read the Code of Ethics and believe that the proposed trade fully complies with the requirement of Code of Ethics and the Statement on the Prohibition of Insider Trading.

Note: CCA reserves the right to direct me to rescind a trade even if approval is initially granted.

Signature:____________________________
Approved:_____________________________        Date:______________

Not Approved:_____________________________        Date:______________

Comments:_____________________________

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APPENDIX C
Carey Credit Advisors, LLC (the “Adviser”)
INITIAL HOLDINGS REPORT
As of ___________________

To:    Chief Compliance Officer

A.
Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined in the Adviser’s Code of Ethics and Statement on the Prohibition of Insider Trading:

Title of Security	Ticker Symbol/CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B.    Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities are held for my direct or indirect benefit:

Name of Broker, Dealer or Bank

1.
2.
3.

Date: ____________________            Signature:

Print Name:

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APPENDIX D
Carey Credit Advisors, LLC (the “Adviser”)
QUARTERLY TRANSACTION REPORT
For the Calendar Quarter Ended: _________

To:	Chief Compliance Officer
A.    Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Adviser’s Code of Ethics and Statement on the Prohibition of Insider Trading. (In lieu of listing all transactions a copy of all related brokerage statements is permitted to be submitted).

Title of Security	Ticker Symbol/CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B.    New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank        Date Account Was Established

C.    Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date: ____________________            Signature:

Print Name:

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APPENDIX E
Carey Credit Advisors, LLC (the “Adviser”)
ANNUAL HOLDINGS REPORT
As of December 31, 20__

To:	Chief Compliance Officer
As of December 31, 20__, I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 204A-1 under the Investment Advisers Act of 1940:

A.
Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined in the Adviser’s Code of Ethics and Statement on the Prohibition of Insider Trading:

Title of Security	Ticker Symbol/CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B.	Brokerage Accounts. As of December 31, 20__, I or a Beneficial Owner maintained accounts with brokers, dealers, and banks listed below in which securities were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank    Date Account was Established *

1.
2.
3.

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control;(ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.); and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date: ____________________            Signature:

Print Name:

*Note: If account was established before 20__, you can state that it was established before 20__.

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